Exhibit 99

PRESS RELEASE

OM GROUP NAMES CHRISTOPHER M. HIX AS CHIEF FINANCIAL OFFICER

CLEVELAND – November 16, 2011 – OM Group, Inc. (NYSE: OMG) today announced the appointment of Christopher M. Hix as chief financial officer, effective January 3, 2012. Hix succeeds Kenneth Haber, who had previously announced his plan to retire at the end of this year.

Mr. Hix brings more than 27 years of financial, operational, strategic and capital market experience to OMG. He most recently served as senior vice president and chief financial officer of Robbins & Myers, Inc., a publicly traded global supplier of engineered equipment and systems. Prior to that, Hix was the vice president, corporate development, investor relations of Roper Industries, Inc., a publicly traded provider of engineered products and solutions. Before that, Mr. Hix held various finance and operating leadership positions at Roper and at other firms.

“I am pleased to have Chris join our leadership team. We identified Chris as the ideal candidate following a methodical and comprehensive search process,” said Joseph Scaminace, chairman and chief executive officer. “With our recent acquisition establishing a strong presence in engineered materials and our further diversification into global end markets, Chris’ proven track record for financial reporting precision, global financial leadership and extensive experience with capital markets will be invaluable. With Ken’s continued support, I am confident that the transition will be seamless as we continue the momentum behind executing our diversification strategy.”

Hix earned a bachelor of science in business administration from the University of Southern California and a master of business administration from St. Mary’s College. Hix is a certified public accountant.

ABOUT OM GROUP, INC.

OM Group, Inc. is a leading global solutions provider of specialty chemicals, advanced materials, electrochemical energy storage, magnetic materials and unique technologies crucial to enabling our customers to meet increasingly stringent market and application requirements. The company serves a wide variety of sectors, including rechargeable batteries, electronic devices, cutting tools, petrochemical catalysts, electronics manufacturing, industrial coatings, defense, aerospace, medical devices, alternative energy, automotive, electrical installation, and energy conversion and distribution. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia and Africa. For more information, visit the company’s website at http://www.omgi.com.

# # #

CONTACT: Troy Dewar, director, investor relations, +1-216-263-7765